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                                                                 Exhibit (e)(5)


                              AMENDMENT NUMBER TWO
                                     TO THE
                             LANIER WORLDWIDE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


     WHEREAS, Lanier Worldwide, Inc., a Delaware corporation ("Lanier"), previously adopted the Lanier Worldwide, Inc. Employee Stock Purchase Plan (the "Plan");

     WHEREAS, Section 15 of the Plan reserves to Lanier the right to amend the Plan by action taken jointly by the Chief Executive Officer and Chief Operating Officer of Lanier; and

     WHEREAS, Lanier desires to amend the Plan in certain respects in connection with the termination of the Plan by the Board of Directors of Lanier as of the date of that certain Agreement and Plan of Merger, among Lanier, Ricoh Company, Ltd. and LW Acquisition Corp. (the "Merger Agreement").

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment reserved in Section 15 of the Plan:


                                                        1.

     Section 3.13 of the Plan is hereby amended, as of the date of adoption of this Amendment, to read as follows:

          3.13 PURCHASE PERIOD means a 6-month period beginning on the first day of the fiscal year of the seventh month of the fiscal year as specified by Lanier; provided, however, that Lanier may specify an initial purchase period of less than 6 months; and provided further that the Purchase Period that commenced July 1, 2000, shall terminate as of the date of that certain Agreement and Plan of Merger, among Lanier, Ricoh Company, Ltd. and LW Acquisition Corp.


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                                       2.

     Section 12 of the Plan is hereby amended to eliminate the last sentence of such Section and accordingly read as follows:

     Section 12. TRANSFERABILITY.

          Neither the balance credited to a Participant's Account nor any rights to the exercise of an option or to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way, by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that Lanier in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Account in accordance with
     Section 8(c).


     IN WITNESS WHEREOF, this Amendment Number Two is hereby adopted this 29th day of November, 2000.


                                      /s/ Wesley E. Cantrell
                                 -------------------------------------------
                                 Wesley E. Cantrell, Chief Executive Officer


                                      /s/ C. Lance Herrin
                                 -------------------------------------------
                                 C. Lance Herrin, Chief Operating Officer




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